EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustee of Equity Income Fund,
Select Ten Portfolio 1997 International Series A, Hong Kong Portfolio, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-15197 of our report dated February 4, 1997, relating to the Statement of Condition of Equity Income Fund, Select Ten Portfolio 1997 International Series A, Hong Kong Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 4, 1997